ECD OVONICS' BATTERY SUBSIDIARY GRANTS

PATENT LICENSE TO WINTONIC OF CHINA

Rochester Hills, Mich., June 1, 2005 — Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that its subsidiary, Ovonic Battery Company, Inc. (Ovonic Battery), has entered into a patent license agreement in connection with its proprietary nickel metal hydride (NiMH) battery technology with Guangzhou Wintonic Battery & Magnet Co. Ltd. (Wintonic) of the People's Republic of China. Under the consumer battery license grant, Wintonic has a royalty-bearing, nonexclusive right to make, use and sell NiMH batteries for consumer, nonpropulsion applications.

In a joint statement, Robert C. Stempel, Chairman and CEO of ECD Ovonics and Chairman of Ovonic Battery, and Stanford R. Ovshinsky, President and CTO of ECD Ovonics and CEO of Ovonic Battery, said, “We are pleased to grant Wintonic a license to manufacture consumer NiMH batteries. Wintonic’s desire to become an authorized supplier of nickel metal hydride batteries matches well with our strategy to bring all manufacturers within the People’s Republic of China into our fold of licensees.”

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has pioneered and developed enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on advanced information technologies and alternative energy, including photovoltaics, fuel cells, consumer hydride batteries and hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products, and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. ECD Ovonics' website address is http://www.ovonic.com.

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About Wintonic

Wintonic was founded in 1998 and its factory is located in the Guandong Province in the PRC. Wintonic produces a wide range of NiMH and NiCd products for sale within the PRC and for export. Wintonic has approximately 1,000 employees. Wintonic’s website address is http://wintonic.en.alibaba.com/.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:

Energy Conversion Devices, Inc.

Ghazaleh Koefod, Investor Relations

Dick Thompson, Media Relations

248-293-0440